THE SOMERSET GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
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
                                      June 30,    December 31,  June 30,
ASSETS                                  1997            1996         1996
Current assets
  Cash and cash equivalents             270,000    1,060,000    1,439,000
  Short term investments              5,398,000    4,724,000    4,579,000
  Trade accounts, notes and receivables
   less allowance for doubtful accoun   131,000      187,000       38,000
  Prepaid expenses                       33,000       13,000       46,000
  Refundable income taxes               111,000                      ---
                                       --------     -------      --------
     Total current assets             5,943,000    5,984,000    5,860,000

Investments
  First Indiana Corp(market values of
  $50,962,000, $48,470,000 and
  $43,487,000)                       30,702,000   29,746,000   29,072,000

Office furniture and equipment          254,000      226,000      311,000
  Less accumulated depreciation         104,000       86,000      203,000
                                        -------      -------      -------
                                        150,000      140,000      108,000
Other assets
  Notes receivable                      644,000      740,000      757,000
  Goodwill, net of amortization       1,175,000    1,142,000    1,175,000
  Other                                 522,000      460,000      460,000
                                      ---------    ---------    ---------
                                      2,341,000    2,342,000    2,392,000

Total Assets                         39,136,000   38,212,000   37,432,000
                                     ==========   ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Trade accounts payable                 41,000       37,000      135,000
  Accrued compensation                   33,000       64,000       12,000
  Taxes, other than income taxes         16,000        9,000        6,000
  Income taxes                                        16,000       44,000
  Other accrued expenses                 19,000       23,000      191,000
                                        -------      -------      -------
     Total current liabilities          109,000      149,000      388,000

Deferred income taxes                 7,204,000    6,827,000    6,404,000

Shareholders' equity
  Common stock without par value,
  authorized 4,000,000 shares, issued
  2,858,218 shares                    1,829,000    1,829,000    1,829,000
  Capital in excess of stated value   5,198,000    5,181,000    5,025,000
  Unrealized losses on short-term
  investments net of deferred taxes     (27,000)                  (34,000)
  Retained earnings                  26,648,000   25,962,000   25,359,000
                                     ----------   ----------   ----------
                                     33,648,000   32,972,000   32,179,000
  Less 285,643, 303,165 and 289,165,
    treasury shares, at cost          1,825,000    1,736,000    1,539,000
                                     ----------   ----------   ----------
      Total shareholders' equity     31,823,000   31,236,000   30,640,000

Total Liabilities and Equity         39,136,000   38,212,000   37,432,000
                                     ==========   ==========   ==========
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See accompanying Notes to Consolidated Financial Statements

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